Exhibit 3.1

AMENDMENT TO

THE SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

EMBRACE CHANGE ACQUISITION CORP.

SPECIAL RESOLUTION OF THE SHAREHOLDERS OF THE COMPANY

RESOLVED, as a special resolution, THAT:

Article 1.1 of the Second Amended and Restated Memorandum and Articles of Association of the Company be amended by amending and restating the definition of the “Target Business” as: “Target Business means any businesses or entity with whom the Company wishes to undertake a Business Combination.”